PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED SEPTEMBER 8, 2000                 REGISTRATION NO. 333-38782



                                  $720,000,000

                        VITESSE SEMICONDUCTOR CORPORATION
               4.00% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005
                       AND THE COMMON STOCK ISSUABLE UPON
                          CONVERSION OF THE DEBENTURES


     This prospectus supplement relates to the resale by the selling securityholders of 4.00% convertible subordinated debentures due 2005 of Vitesse Semiconductor Corporation and the common stock issuable upon conversion of the debentures.

     This prospectus supplement should be read in conjunction with the prospectus dated September 8, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the debentures of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.



Name                            Principal amount of      Percentage of        Number of shares        Percentage of
                                debentures               debentures           of common stock         common stock
                                beneficially owned       outstanding          that may be sold        outstanding (2)
                                that may be sold                              hereby (1)
                                hereby
Morgan Stanley Dean
Witter Convertible
Securities Trust                1,000,000                **                   8,914                   **
Lehman Brothers Inc.            5,550,000                1%                   49,471                  **
SG Cowen Securities             13,000,000               2%                   115,877                 **
ITA, Inc.                       257,000                  **                   2,291                   **
Phep IV, LLC                    142,000                  **                   1,266                   **
The Estate of James
Campbell                        1,226,000                **                   10,928                  **
BP Amoco PLC. Master
Trust                           3,021,000                **                   26,928                  **
Hotel Union & Hotel
Industry of Hawaii              585,000                  **                   5,214                   **
Jefferies & Company Inc.        13,000                   **                   116                     **
Viacom Inc. Pension Plan
Master Trust                    84,000                   **                   749                     **
McMahan Securities Co.
L.P.                            518,000                  **                   4,617                   **
GLG Market Neutral Fund         10,000,000               1%                   89,136                  **






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Name                            Principal amount of      Percentage of        Number of shares        Percentage of
                                debentures               debentures           of common stock         common stock
                                beneficially owned       outstanding          that may be sold        outstanding (2)
                                that may be sold                              hereby (1)
Name                            hereby

UBS AG, London Branch           1,000                    **                   9                       **
Credit Suisse First Boston
Corporation                     850,000                  **                   7,577                   **
Goldman Sachs and               30,000(3)                **                   267                     **
Company

------------------
**Less than 1%



(1) Assumes conversion of all of the holders's debentures at a conversion price of $112.1875 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Debentures-Conversion." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) Calculated based on Rule 13d-3 under the Exchange Act using 180,530,388 shares of common stock outstanding as of November 30, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

(3) Does not include an aggregate of 57,000 shares of Common stock that are not being registered for resale hereon.

                         ------------------------------


     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
                FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
                 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         ------------------------------

           The date of this Prospectus Supplement is February 6, 2001.






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